As Filed with the Securities and Exchange Commission on June 10, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0526032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

(Address of principal executive offices, including zip code)

GULFMARK OFFSHORE, INC.

DEFERRED COMPENSATION PLAN

(Full title of the plan)

Richard M. Safier

Senior Vice President—General Counsel

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

(Name and address of agent for service)

(713) 963-9522

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company.)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, $0.01 par value	250,000 (1)	$12.835	$3,208,750	$373
Participation Interests (2)	—	—	—	—

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock (as defined below) registered hereby pursuant to the GulfMark Offshore, Inc. Deferred Compensation Plan, as amended from time to time (the “Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction, and this Registration Statement (as defined below) shall also cover any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend or any other similar transaction.

(2)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also registers an indeterminate amount of participation interests to be offered or sold pursuant to the Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. With respect to the shares of Common Stock registered hereby, the maximum offering price per share and the maximum aggregate offering price are based on $12.835, which was the average of the high and low sales prices per share of the Common Stock on the New York Stock Exchange on June 5, 2015. No separate fee is required to register the participation interests.

EXPLANATORY NOTE

GulfMark Offshore, Inc. (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 250,000 shares of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) that may be issued under the Plan, along with an indeterminate amount of participation interests in the Plan.

The Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on June 10, 2011 (File No. 333-174848) also relates to the Plan with respect to certain deferred compensation obligations that are not invested in Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding such documents or portions thereof that are deemed furnished but not filed under the Exchange Act and applicable SEC rules and regulations), which shall be deemed to be a part hereof:

(a)

Description of our Class A Common Stock, par value $0.01 per share, contained in Exhibit 4.1 to our Current Report on Form 8-K, filed on February 24, 2010, for the purpose of establishing the Company as a successor issuer pursuant to Rule 12g-3 under the Exchange Act;

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 17, 2015;

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on April 21, 2015; and

(d)	The Company’s Current Reports on Form 8-K filed on February 17, 2015 (Items 1.01 and 2.03), March 11, 2015 (Item 5.02), March 26, 2015 (Items 5.02 and 9.01) and June 9, 2015 (Item 5.07).

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding such documents or portions thereof that are deemed furnished but not filed under the Exchange Act and applicable SEC rules and regulations) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

General

      Our certificate of incorporation and bylaws as well as certain indemnification agreements generally provide that we will indemnify our directors and officers to the full extent permitted by applicable law.

Indemnification and Insurance

      Our certificate of incorporation also contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of our certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:

   •   any breach of the director’s duty of loyalty to us or our stockholders;

   •   acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

   •   the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

   •   any transaction in which the director receives an improper personal benefit.

      These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. Federal securities laws and U.S. Federal and state environmental laws.

      In addition, our certificate of incorporation and bylaws provide that we will be obligated to indemnify and advance expenses to, and hold harmless, each of our directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while one of our directors or officers, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee.

      Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable director or officer indemnitee to the fullest extent permitted by applicable law in the event that such indemnitee, by reason of such indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right against all expenses, judgments, penalties, fines (including any excise taxes assessed on the indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action or proceeding, provided that such indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such indemnitee to the fullest extent permitted by applicable law in the event that such indemnitee, by reason of such indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such indemnitee in connection with such action or proceeding, provided that such indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such indemnitee in connection with any action or proceeding covered by the indemnification agreement. The indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he is not entitled to be indemnified by us against such expenses. The indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.

In addition, the indemnification agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect during the entire period for which we are obligated to indemnify an indemnitee under his or her indemnification agreement, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each indemnification agreement.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the SEC, each of the following exhibits is filed herewith:

Exhibit No.		Description
4.1*	—	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 24, 2010).
4.2*	—	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 24, 2010).
4.3*	—

Form of U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.4*	—

Form of Non-U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on February 24, 2010).

4.5*	—

Indenture, dated as of March 12, 2012, between GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as trustee, including a form of the Company’s 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 12, 2012).

4.6*	—

$300 Million GulfMark Offshore, Inc. 6.375% Senior Notes due 2022 Registration Rights Agreement dated as of March 12, 2012, by and among GulfMark Offshore, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc. (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on March 12, 2012).

4.7*	—

$200 Million GulfMark Offshore, Inc. 6.375% Senior Notes due 2022 Registration Rights Agreement dated as of December 5, 2012, by and among GulfMark Offshore, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc. (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on December 6, 2012).

4.8*	—	GulfMark Offshore, Inc. Deferred Compensation Plan (incorporated by reference to Appendix C to our Proxy Statement on Form DEF 14A filed on April 29, 2011).
5.1	—	Opinion of Vinson & Elkins LLP.
23.1	—	Consent of KPMG LLP.
23.2	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).
24.1	—	Power of Attorney (included on the signature page hereto).

__________________

*Incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on June 10, 2015.

GULFMARK OFFSHORE, INC.
(Registrant)

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Quintin V. Kneen and James M. Mitchell, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Quintin V. Kneen	President, Chief Executive Officer and Director	June 10, 2015
Quintin V. Kneen	(Principal Executive Officer)

/s/ James M. Mitchell	Executive Vice President and Chief Financial Officer	June 10, 2015
James M. Mitchell	(Principal Financial Officer)

/s/ Samuel R. Rubio	Senior Vice President, Controller and Chief Accounting Officer	June 10, 2015
Samuel R. Rubio	(Principal Accounting Officer)

/s/ Peter I. Bijur	Director	June 10, 2015
Peter I. Bijur

/s/ David J. Butters	Director	June 10, 2015
David J. Butters

/s/ Brian R. Ford	Director	June 10, 2015
Brian R. Ford

/s/ Sheldon S. Gordon	Director	June 10, 2015
Sheldon S. Gordon

/s/ Steven W. Kohlhagen	Director	June 10, 2015
Steven W. Kohlhagen

/s/ Rex C. Ross	Director	June 10, 2015
Rex C. Ross

/s/ Charles K. Valutas	Director	June 10, 2015
Charles K. Valutas

EXHIBIT INDEX

Exhibit No.		Description
4.1*	—	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 24, 2010).
4.2*	—	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 24, 2010).
4.3*	—

Form of U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.4*	—

Form of Non-U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on February 24, 2010).

4.5*	—

Indenture, dated as of March 12, 2012, between GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as trustee, including a form of the Company’s 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 12, 2012).

4.6*	—

$300 Million GulfMark Offshore, Inc. 6.375% Senior Notes due 2022 Registration Rights Agreement dated as of March 12, 2012, by and among GulfMark Offshore, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc. (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on March 12, 2012).

4.7*	—

$200 Million GulfMark Offshore, Inc. 6.375% Senior Notes due 2022 Registration Rights Agreement dated as of December 5, 2012, by and among GulfMark Offshore, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc. (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on December 6, 2012).

4.8*	—	GulfMark Offshore, Inc. Deferred Compensation Plan (incorporated by reference to Appendix C to our Proxy Statement on Form DEF 14A filed on April 29, 2011).
5.1	—	Opinion of Vinson & Elkins LLP.
23.1	—	Consent of KPMG LLP.
23.2	—	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).
24.1	—	Power of Attorney (included on the signature page hereto).

__________________

*Incorporated herein by reference.